Exhibit 99.a(8)

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Project Nevada Discussion Materials

Goldman, Sachs & Co.

28-Oct-2005

Table of Contents

I.	Review of Nevada
II.	Stock Trading and Ownership Analysis
III.	Analysis of Financial Projections
IV.	Valuation Analysis
V.	Tactical Considerations
Appendix A:	Review of Key Products
Appendix B:	Nevada Capital Structure
Appendix C:	Key Management & Director Profiles

I.              Review of Nevada

Company Overview

Company History

•      Diverse biotechnology company with three key businesses

•      Vaccines

•      Blood Testing

•      BioPharmaceuticals

•      Founded in 1981, Nevada was one of the first companies to sequence HIV and HCV

•      Technology led to development of blood screening business and subsequent work on HBV led to development of vaccines businesses

•      Vaccines business expanded via 2003 acquisition of PowderJect

•      Entered drug discovery business in 1991 with acquisition of Cetus; expanded via subsequent acquisitions of Pathogenesis (2000) and Matrix (2002)

•      Headquartered in Emeryville, CA; 5,762 employees

Senior Management

Howard Pien	CEO
Jack Goldstein	President and COO
Ursula Bartels	Vice President; General Counsel, Interim CCO
David Smith	Vice President, CFO
William Green	Senior Vice President, Special Counsel
Rino Rappuoll	Vice President, CSO
Daniel Soland	Vice President, President Nevada Vaccines
Gene Walther	Vice President, President Nevada Blood Testing
Craig Wheeler	Vice President, President Nevada BioPharmaceuticals
Bryan Walser	Vice President, Corporate Strategy
Jessica Hoover	Head, Corporate Development
Stephen Dilly	Head of Clinical Development, BioPharmaceuticals
Thomas Lingelbach	European Manufacturing

Market Data(1)

Price	$43.38
% of 52-week High	96%
Market Cap ($mm)	$8,150.2
Cash ($mm)	1,019
Debt ($mm)	1,097
Enterprise Value ($mm)	8,228
Basic Shares Outstanding (mm)	187.9
IBES P/E
CY 2005	39.2	x
CY 2006	24.3	x
Long-Term IBES Earnings Growth	15%

(1) Market data as of 26-Oct-2005.

2004A Segment Breakdown

Revenue	Operating Income

[CHART]	[CHART]

Source:  Annual report

Business Profile

Segment Breakdown

	Vaccine	Blood Testing	BioPharmaceutical
Description	• World’s fourth largest vaccine manufacturer • Second largest manufacturer of influenza vaccines in 2003	• Development of blood screening tools for nucleic acid testing (NAT) and immunoassay systems • Strong collaboration with J&J and Gen-Probe	• Develops and manufactures high value therapeutic products • Focus on molecular oncology and pulmonary medicine

Key Products	• Fluvirin • Meningitis B • Travel vaccines • Pediatric vaccines	• PROCLEIX assays and systems • Ortho-Clinical Diagnostics	• TOBI • Proleukin • Betaseron • Pulminiq • Cubicin • Tifacogin

Competition	• Sanofi-Aventis/Merck • GlaxoSmithKline • Wyeth	• Roche • Abbott	• Large Pharma: • Roche, Schering, Eli Lilly, Pfizer • Biotech: • Celgene, Biogen IDEC

Key Location(s)	• Marburg, Germany • Siena, Italy • Liverpool, UK	• Emeryville, CA	• Seattle, WA • Emeryville, CA

Financial Summary (2004A)	• Revenue $510.1mm • Operating Income ($214.8)mm	• Revenue $494.1mm • Operating Income $259.7mm	• Revenue $595.5mm • Operating Income $9.4mm

Key Value Drivers

Vaccines

•      Reinstatement of FDA license on Fluvirin

•      Build replacement egg-based manufacturing facility

•      Development of next generation flu technology (cell culture based)

•      Build meningitis franchise (development of MenB; launch of Men ACWY and ABCWY)

•      Maintaining reputation and franchise value by returning to market this year

Blood Testing

•      Patent expiration on critical IP over 2010-2020

•      Driving platform value beyond IP position

•      Value-add relative to partners (Gen-Probe)

•      Platform for expansion into other diagnostic applications

BioPharmaceuticals

•      Clinical success of tifacogin (pulmonary)

•      Pulmonary franchise extension replacing TOBI with TIP

•      Betaseron product rights arrangement with Schering beyond 2008 contract expiration

•      Oncology pipeline

II.            Stock Trading and Ownership Analysis

Stock Trading History

Last 5 Years

[CHART]

Source: Factset as of 26-Oct-2005

Shares Traded at Various Prices

Since 01-Sep-2005 Offer	3 Months Prior to Offer

[CHART]	[CHART]

6 Months Prior to Offer	1 Year Prior to Offer

[CHART]	[CHART]

Source: Datastream

Note: Total shares traded as percent of shares outstanding

Relative Share Price Performance

01-Jan-2005 to Announcement (31-Aug-2005)

Nevada was underperforming the markets already before October 2004

[CHART]

Source:  Datastream

Share Price Development Since 01-Aug-2005

[CHART]

Source:  Datastream

Recent News and Milestones

Fluvirin Milestones	Completed	Segment	Timing
Supplemental approvals from FDA and MHRA due to changes to manufacturing process	☒	Vaccines	Before: 30th September 2005
Start shipping Flu vaccine vials to the USA	☒	Vaccines	17th October 2005
Flu vaccine: 5 million doses delivered to the US	☒	Vaccines	24th October 2005
Flu vaccine: 10 million doses delivered to the US	☐	Vaccines	28th October 2005
Final assessment of Fluvirin doses that will be sold in 2005	☐	Vaccines	End October 2005

Other Milestones	Completed	Segment	Timing
Receive FDA approval for Pulminiq	☐	BioPharma	Q3 2005
Initiates U.S. Phase I/II Study of Influenza Cell Culture Vaccine	☒	Vaccines	25th October 2005
DSMB assessment of TFPI on 700 patients data		Vaccines	End October 2005
Data from BENEFIT Phase IV trial (Betaseron)		BioPharma	Q4 2005
Update on year end 2005 sales Betaseron		BioPharma	Q4 2005
EMEA approval for Cubicin		BioPharma	Q4 2005
Launch Pulminiq		BioPharma	Q4 2005
US regulatory approval of the Procleix Ultrio and West Nile Virus assays		Blood testing	1H 2006
Data from ABOVE trial (Betaseron)		BioPharma	Late 2006
Completion of Tifacogin trial enrolment		BioPharma	Late 2006
Data from Tifacogin CAPTIVATE Phase III trial		BioPharma	Q4 2006
Data from BEYOND (Betaseron)		BioPharma	2007

3rd Quarter Update

Overall Company Perspectives

•      3Q Earnings:  Earnings were $73mm or $0.38 per share

•      Considering this quarter a turning point for the company after facing many challenges

•      Have been mobilizing to achieve the Liverpool remediation over the last 12 months, but have continued to foster the opportunities for growth in the future of Nevada across all of our businesses

•      Revenues decreased 9% to $480mm from the same period last year

•      Gross margins increased to 54% from last year’s 36%

•      Three factors had a material impact on the quarterly comparison of financial results:

•      Suspension of license in the Liverpool facility,

•      Royalty and license fee revenue resulting from a settlement with Roche related to a U.S.patent directed to NAT methods for HIV

•      No sales of BEGRIVAC influenza vaccine

Blood Testing

•      3Q Revenue:  $138mm in revenue, down 2% for the same period last year

•      Currently pursuing three growth strategies

•      New assays

•      Automation

•      Geographic expansion

•      Gen-Probe recently announced the FDA has determined that ULTRIO running on TIGRIS was not substantially equivalent to ULTRIO running on the semi-automated eSAS

•      Gen-Probe is working rapidly to clarify the FDA’s questions so as to be able to address this issue

•      Nevada is hopeful that Ultrio and Tigris will be approved in 2006

Vaccines

•      3Q Revenue:  $153mm vs. $173 for the same period last year

•      Received approval from FDA to initiate clinical testing of cell culture flu vaccine in the U.S (Potentially fileable for approval in 2006)

•      Began enrollment on 24-Oct-2005 for Phase I/II trial

•      Shipped an additional 3.4mm doses of Fluvirin on 24-Oct-2005, bringing the grand total shipped this season to 5.0mm doses

•      Nevada continues to believe that they will be able to supply a meaningful amount of flu vaccines to the market this season

•      Do not have an exact number of doses for the 2005-2006 season yet, but will definitely be less than 18mm doses

•      Lowering of the doses was not due to contamination, but due to a late start due to implementation of new procedure issues

•      Have not yet figured out the “scrap rate,” so are still not comfortable giving guidance for 2005

•      Project capacity for 40mm doses in the 2006-2007 season

•      Strong growth in travel and mengiococcal vaccines, which offset the loss of the Begrivac product

BioPharma

•      3Q Revenue:  $137mm, up from $132mm one year ago

•      Continuing to move products through the pipeline in the Biopharma division

•      Announced the initiation of the first of two pivotal trials (Aspire I) for TIP, or tobramycin inhalation powder

•      Partner is Nektar

•      Treats cystic fibrosis patients

•      Recently announced the initiation of a Phase I clinical trial for Nevada 12.12 for its anti-CD-40 monoclonal antibody in patients with multiple myeloma

•      Currently awaiting a positive European and regulatory opinion on CUBICIN and are planning for launch of the product in the European markets early part of next year

•      Enrollment is on track for Phase III study of Tifacogin

Potential Near-Term Share Price Drivers

Driver	Street Expectations	Potential Issues
FY 2005 EPS Guidance	• $1.20 – 1.45 per share management guidance withdrawn on 17-Oct-2005 • Street expects median of $1.10 with a range of $1.02 – 1.42 per share • Wide Q4:2005 range of $0.43 – $0.74 per share	• Magnitude of announced Fluvirin capacity reduction will adversely impact EPS

Fluvirin Capacity	• Street expects a median capacity of 13mm doses for the 2005-2006 flu season • Newcastle view is 6.4mm doses will be produced during the 2005-2006 flu season	• Ability to hit capacity targets • $0.10 per share impact on EPS for every 10mm doses

Inhaled Cyclosporine (Pulminiq Approval)	• It is believed management will conduct a feasibility and cost analysis before embarking on further clinical trials • Sees $40 – 75mm in potential revenue	• On 15-Jul-2005, the FDA named this product approvable, but is requiring additional clinical data

Tifacogin CAPTIVATE Trial

•      Low probability of success, market generally feels that Nevada will fail to show efficacy

•      Has potential to be a billion dollar product

•      Newcastle estimates that there is 10% probability of this product reaching the public market

• Receive interim data on trial in 4Q:2005 • Pivotal Phase 3 trial data in 4Q:2006 • + $2 – 6 per share impact if the trial is successful, downside is negligble

2005 Betaseron Sales	• Modest growth is expected	• MS market in flux after Tysabri withdrawal • +/- $1 – 2 per share impact

Ownership Analysis: Historic Cost Basis

Companies are the Asset Management Groups (i.e., all funds aggregated)

At Announcement (31-Aug-2005)

Investor	Current Position	% Ownership(1)	Average Cost Basis(2)
Citigroup	25,948	13.8%	$39.47
Morgan Stanley	7,003	3.7%	34.34
Barclays Bank	5,397	2.9%	34.33
ValueAct Cap Partners	5,146	2.7%	35.14
Sound Shore Management	4,138	2.2%	35.11
State Street Corporation	3,583	1.9%	39.70
Vanguard Group	3,147	1.7%	40.61
T. Rowe Price Associates	2,701	1.4%	34.05
Deutsche Bank	2,132	1.1%	48.54
Northern Trust Corp	1,595	0.8%	43.90

Other Institutional Holders	44,040	23.4%	NA
NewCastle	79,320	42.2%	NA
Other Insiders	3,730	2.0%	NA
Total	187,880	100.0%	NA

(1)  Assumes total shares outstanding of 187.9mm.

(2)  Assumes the weighted average share price over each quarter since Mar-1990 multiplied by the change in ownership position each quarter.

III. Analysis of Financial Projections

Broker Research Perspectives

At Announcement (31-Aug-2005)

[CHART]

				Fluvirin 2005			Flu Vaccines			Sales (IBES)			EPS (IBES)
Broker	Rating	Target		Y/N	Sales	Doses	2005	2006	2007	2005	2006	2007	2005	2006	2007	5yr G
A. G. Edwards	Hold	—		Y		18m				1,885	2,147		1.20	1.85		15%
Argus Research	Hold												1.30	1.75
Bernstein & Co	Hold									1,864	2,175	2,355	1.04	1.61	1.91
Caris & Co	Buy									1,948	2,265		1.32	1.66
Citigroup	Hold	42		Y						1,971			1.20	1.80	1.90	20%
CSFB	Underperf	34		Y	165	20m	169	472	625	1,906	2,378	2,661	1.24	1.84	2.35	12%
Deutsche Bank	Buy	38		Y	160	22m				1,929	2,206		1.39	2.74
Goldman Sachs	Hold	—		Y	155	18m	243	414	491	1,927	2,135	2,266	1.21	1.89	2.09	17%
Harris Nesbitt	Hold									1,954	2,160	2,317	1.15	1.63	1.82
J.P. Morgan	Underperf	—		Y						1,928	2,040		1.15	1.70
Lehman Brothers	Hold	—		Y						2,000			1.16	1.80		14%
Merrill Lynch	Sell	—		Y	176		253	335	355	1,897	2,084	2,193	1.19	1.69	1.70	13%
Morgan Stanley	Hold	34		Y			266	322	319	1,940	2,130	2,250	1.21	1.71	1.87
Piper Jaffray	Hold	35		Y			300	388	497	1,960	2,174	2,367	1.20	1.74	1.97	15%
Prudential(1)	Sell	37		Y									1.23	1.80	2.14
Robert W. Baird	Hold	37		Y			316	338		1,963	2,164		1.23	1.86		15%
S.G. Cowen	[Buy](2)	[40+	](2)	Y			298	450	550	1,997	2,300	2,565	1.28	2.00	2.30	15%
UBS	Underperf	32		Y	144	15m	228	383	428	1,929	2,134	2,339	1.23	1.58	1.89
Median	Hold	36			160	18m	260	386	491	1,934	2,162	2,339	1.21	1.78	1.91	15%
IBES Median										1,940	2,164	2,355	1.21	1.75	1.91	15%
Company Guidance (At Announcement)						18-26m				2,100			1.40-1.50
Company Guidance (As of 17-Oct-2005)						<18m				NA			NA

(1)   Not included in IBES

(2)   No formal recommendation/price target

Source: Multex, Datastream

Development of EPS Forecasts

Historical EPS Projections ($/share)	12m Forward EPS Forecast ($/share)

[CHART]	[CHART]

12m Forward P/E Multiple

[CHART]

Source:  Datastream

(1)  Profitable Biotech Index includes: Actelion, Amgen, Biogen IDEC, Celgene, Cephalon, Genzyme, Gilead, Imclone, Medicines Co., MedImmune, MGI Pharma, QLT, Serono.

Nevada Summary of Financial Projections

Consolidated Financials

($ in millions)

Total Revenue	Gross Profit

[CHART]	[CHART]

Operating Income	Net Income

[CHART]	[CHART]

Source:  Management Projections, Newcastle Projections, and Wall Street Research (SG Cowen report dated 26-Oct-2005)

Review of Management vs. Team Projections

Product P&L

The key value driver appears to be difference in product sales projections

	Actuals			Team Case				Management Case				Delta
	2002A	2003A	2004A	2007	2008	2009	2010	2007	2008	2009	2010	2007	2008	2009	2010
Product Sales	914	1,346	1,268	1,875	2,026	2,291	2,576	2,214	2,731	3,284	3,749	339	705	993	1,173

Vaccines	206	363	116	337	370	506	669	530	600	775	984	193	230	269	315
Blood Testing	60	94	116	234	275	316	343	252	299	354	389	18	24	38	47
Biopharma	298	317	367	439	469	493	524	527	802	943	1,048	89	333	450	524
Corporate & Other	8	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Gross Profit on PS	572	774	599	1,010	1,113	1,314	1,536	1,310	1,700	2,072	2,422	300	587	757	886
% of Product Sales	63%	58%	47%	54%	55%	57%	60%	59%	62%	63%	65%	5%	7%	6%	5%

Total Functional Cost	626	802	910	861	871	863	916	1,086	1,131	1,243	1,328	225	261	380	411
% of Product Sales	69%	60%	72%	46%	43%	38%	36%	49%	41%	38%	35%	3%	-2%	0%	0%

Vaccines	45	96	-95	31	56	189	281	201	239	362	537	170	183	173	256
Blood Testing	10	21	43	153	191	223	250	154	200	245	264	1	8	22	14
Biopharma	-49	-58	-49	62	96	142	194	-8	259	355	431	-70	163	214	237
Corporate & Other	-60	-87	-210	-97	-100	-103	-106	-123	-128	-134	-138	-26	-28	-31	-32
Op. Profit (EBITA) on	-54	-28	-311	149	243	452	619	223	569	829	1,094	75	326	377	475

Depreciation	73	76	92	187	219	243	257	130	137	160	167	-57	-82	-83	-90
% of Product Sales	8%	6%	7%	10%	11%	11%	10%	6%	5%	5%	4%	-4%	-6%	-6%	-6%
EBITDA on PS	19	48	-219	335	462	694	876	353	705	989	1,261	18	244	294	385
% of Product Sales	2%	4%	-17%	18%	23%	30%	34%	16%	26%	30%	34%	-2%	3%	0%	0%

Royalties & Other	362	406	455	333	350	330	246	332	351	329	248	0	1	-1	2
Total Op. Profit (EBITA	308	378	144	481	592	781	865	556	919	1,158	1,342	74	327	377	477
Total EBITDA	381	454	236	668	811	1,024	1,122	685	1,056	1,317	1,509	17	244	293	387

Capex	106	297	184	327	329	239	138	N/A	N/A	N/A	N/A
% of Product Sales	12%	22%	14%	17%	16%	10%	5%

•      Lower gross margin due to higher depreciation

•      However, the team depreciation projection appears to be very high

Review of Management vs. Team Projections

Product Sales

	Sales	Sales Delta		Value
Product	2004	2006	2010	Delta(1)	Comments
Fluvirin	—	191	153	-3.5	• Base effect in 2005: Management’s expectations significantly above team estimate (18-26m doses versus 6.4m doses)
					• Will further damage Nevada’s market position and negatively impact future market share
					• Business plan still reflected Q1 guidance (20-30m doses)
					• Significantly increased competition will lead to overcapacity and pricing pressure
					• Sanofi (60m doses), GSK (~20m + 38m), MedImmune (3m FluMist)
Men B/ACWY	—	—	154	N/A	• Difficult to compare; Team has different strategy (ACWY vs. ABCWY)
Tifacogin	—	—	431	-12.1	• High risk project (previously failed for Sepsis); brokers ascribe no value to it
					• Numerous examples of other companies using similar strategies in sepsis that failed (Centocor, Bayer for example)
					• Peak sales $916m in 2010; PoS: Management 57%, Team 10%
Betaseron	131	39	79	-3.0	• Base effect: H1 2005 sales +5%; assuming 5% growth for FY2005, Management Plan implies 29% growth for 2006
					• Assumes ongoing growth after 2006 (CAGR 06-10: 3%, Team: (3)%)
					• Acceleration of growth (7% in 2009, 2010) not in line with life cycle and does not take increasing competition into account
					• Patent protection will expire in 2007/08 (US/EU); however product is a biologic
Proleukin	129	8	72	-1.8	• Base effect like Betaseron; under the same assumptions, Proleukin would have to grow by 21% in 2006 to reach Management’s forecast
					• Significant new competition coming into the market in 2006/07, expected to take significant market share away from Proleukin
					• Management’s projections underestimates impact of new, superior products
					• Significant decline of recent prescription data already showing declining attractiveness
Pulminiq	—	21	123	-4.4	• The compound failed to show efficacy and the FDA has requested additional studies
					• Project is likely to be terminated
					• Management case is based on information from 2004
Total	260	259	1,010	-24.8

(1)  Source: Newcastle calculations

Nevada Broker Consensus

Product Sales and Total Revenues

Product Sales	Date	2005E	2006E	2007E	2008E	2009E	2010E
Morgan Stanley	27-Jul	1,483	1,670	1,808	2,181	2,515	2,826
UBS	26-Oct	1,398	1,652	1,810
Merrill Lynch	26-Oct	1,363	1,679	1,813	1,917
Citi
Lehman
SG Cowen	26-Oct	1,423	1,820	2,065	2,310	2,520	2,680
CSFB	27-Jul	1,411	1,844	2,101	2,265
Piper Jaffray	25-Oct	1,409	1,649	1,862	2,255	2,430
Banc of America	26-Oct	1,323	1,569	1,740	1,919
Thomas Weisel	25-Oct	1,409	1,666
Goldman Sachs	26-Oct	1,401	1,666	1,792
Median		1,409	1,666	1,812	2,218	2,515	2,753
Team Case		1,328	1,623	1,875	2,026	2,291	2,576

Total Revenues	Date	2005E	2006E	2007E	2008E	2009E	2010E
Morgan Stanley	27-Jul	1,940	2,130	2,250	2,633	2,977	3,299
UBS	26-Oct	1,869	2,118	2,277
Merrill Lynch	26-Oct	1,832	2,176	2,286	2,385
Citi
Lehman
SG Cowen	26-Oct	1,891	2,290	2,565	2,857	3,102	3,292
CSFB	27-Jul	1,906	2,378	2,661	2,846
Piper Jaffray	25-Oct	1,874	2,110	2,314	2,671	2,861
Banc of America	26-Oct	1,798	2,099	2,323	2,564
Thomas Weisel	25-Oct	1,879	2,141
Goldman Sachs	26-Oct	1,869	2,130	2,262
Median		1,874	2,130	2,300	2,652	2,977	3,296
Team Case		1,767	1,959	2,208	2,376	2,621	2,822

Source: Wall Street research

Nevada Broker Consensus

Operating Profit

Operating Profit	Date	2005E	2006E	2007E	2008E	2009E	2010E
Morgan Stanley	27-Jul	251.7	406.7	446.0	528.7	589.1	641.5
UBS	26-Oct	227.0	407.0	456.0
Merrill Lynch	26-Oct	195.3	449.6	446.9	451.8
Citi
Lehman
SG Cowen	26-Oct	206.0	445.0	568.0	672.0	754.0	841.0
CSFB	27-Jul	255.1	451.6	583.6	672.6
Piper Jaffray	25-Oct	214.5	383.1	462.0	575.2	626.5
Banc of America	26-Oct	209.5	370.9	417.7	524.5
Thomas Weisel	25-Oct	199.7	387.3
Goldman Sachs	26-Oct	207.0	447.0	498.0
Median		209.5	407.0	459.0	552.0	626.5	741.3
Team Case		221.2	364.5	481.5	592.4	781.1	865.4

Source:  Wall Street research

Greypage

Synergy Assumptions

•      Nevada team case projections assume a standalone restructured cost base for Nevada

•      Major standalone restructuring items include

•      Corporate G&A reduced by $30m: rationalized overheads and sites

•      Biopharma R&D projected to decline to 20% of Biopharma revenues from currently 45%

•      Incremental synergies, valued separately, include

•      Biopharma

•      Closure of Vacaville manufacturing site (80 FTE): $20m

•      50% of 2004 research costs (including infrastructure): $60m, pro forma synergized R&D expenses of $100m

•      Sales force reduction (90 FTE in US, 84 FTE in EU): $30m, out of $114m M&S expenses in 2004

•      Corporate

•      Incremental $70m saving, primarily from Legal/HSE and overhead: pro forma synergized G&A expense of $30m

•      No synergies are assumed on the vaccines business

•      No synergies are assumed on the blood testing business

Review of Synergy Potentials

Expected Synergies 2006 - 2014 by Segment and Type

Synergies (US$m)	2006E	2007E	2008E	2009E	2010E	2014E
Biopharma COGS	20.0	20.0	20.0	20.4	20.8	22.5
Biopharma R&D	27.0	53.9	89.9	91.6	93.5	101.2
Biopharma G&A	3.0	6.0	10.0	10.2	10.4	11.3
Biopharma S&M	9.2	18.4	30.6	31.2	31.8	34.5
Corporate G&A	21.0	42.0	70.0	71.4	72.8	78.8
Total Cost Savings	80.1	140.3	220.5	224.9	229.4	248.3
Margin Improvement	4.1%	6.4%	9.3%	8.6%	8.1%	7.5%
Restructuring Costs	-100.0	-50.0
Net Synergies	-19.9	90.3	220.5	224.9	229.4	248.3

Synergies (as % of Cost)	2006E	2007E	2008E	2009E	2010E	2014E
Biopharma COGS	12.3%	11.7%	10.5%	10.3%	10.4%	12.1%
Biopharma R&D	11.5%	24.8%	44.6%	52.8%	64.6%	63.7%
Biopharma G&A	14.4%	27.1%	41.9%	41.3%	40.4%	39.9%
Biopharma S&M	7.1%	13.4%	20.7%	20.4%	20.0%	19.7%
Corporate G&A	22.3%	43.3%	70.1%	69.5%	68.8%	66.1%
as % of Total Cost	5.0%	8.1%	12.4%	12.2%	11.7%	11.3%

Source: Newcastle Team Estimates

Development of Synergy Potentials

($ in millions)

[CHART]

Source:  Newcastle Team Estimates

IV. Valuation Analysis

Approach to Valuation

•      Valuation based on sum-of-parts approach to reflect the different business characteristics of each (sub-)segment

•      Focus on DCF valuation

•      Limited availability of comparable valuation benchmarks

•      Some businesses have only limited franchise value / no terminal value (e.g. Blood Testing) and reflect more a stream of cash flows (i.e., royalty and license fees)

•      Significantly changing profitability in near-to-mid term (i.e., Biopharmaceuticals, Vaccines) makes LTM/current multiples less meaningful

•      DCF methodology reflects different characteristics of the businesses

•      Vaccines: Strong franchise value with a number of short-to-mid term catalysts (Fluvirin, Meningitis ACWY)

•      Biopharmaceuticals: Limited topline growth prospects but significant profitability improvement potential (i.e., R&D)

•      Blood Testing: Limited franchise value, assuming no terminal value post patent expiry (NAT) or contract termination (Immunodiagnostics)

•      Royalties and License Fees: Cash flow stream linked to IP, no terminal value

•      Valuation based on Newcastle Team projections (“Team Case”)

•      Cost synergies are separately valued, assuming a sustainable improvement of Nevada’s cost structure (i.e. with terminal value)

•      Main sources of synergies are the Biopharmaceuticals segment as well as Corporate G&A

Summary Valuation

At Announcement (31-Aug-2005)

Methodology	Value per Share ($)	Comments
52-Week Trading Range		• Trading Range post Fluvirin announcement: $30.80-38.63 • Average prices: $36.23 / 36.12 (3M/6M)

Research Target Prices		• Target prices published post Q2 results announcement (27-July)
• Consensus recommendation: Hold
[CHART]
Public Market + Premium		• 3 months average share price ($36.23) plus 25-40% premium

DCF Standalone		• Sum-of-parts DCF, 10% discount rate
• Sensitivity: 9% discount rate: $ 7 per share

DCF with Synergies		• DCF plus 50% of synergy value ($1.7bn) concentrated over free-float shares only ($7.50/share for 50%)

Note: Net debt including est. $750m ($488m after tax) litigation cost relating to Fluvirin

Source: Team analysis

Analysis at Various Prices: Team Projections

Offer Value per Share ($)		36.44		40.00		41.00		42.00		43.00		44.00		45.00		46.00		47.00
Premium to Current		0%		10%		13%		15%		18%		21%		23%		26%		29%
Premium to 3M Avg.		1%		11%		14%		16%		19%		22%		25%		27%		30%
Enterprise Value ($ m)		7,515		8,229		8,431		8,634		8,839		9,047		9,255		9,464		9,674
Equity Value ($ m)		6,919		7,633		7,836		8,038		8,243		8,451		8,660		8,869		9,079
Tender Value ($m)		4,029		4,461		4,584		4,707		4,833		4,961		5,090		5,220		5,351

EV/Sales
2005E	1,767	4.3	x	4.7	x	4.8	x	4.9	x	5.0	x	5.1	x	5.2	x	5.4	x	5.5	x
2006E	1,959	3.8	x	4.2	x	4.3	x	4.4	x	4.5	x	4.6	x	4.7	x	4.8	x	4.9	x

EV/EBITDA
2005E	348	21.6	x	23.6	x	24.2	x	24.8	x	25.4	x	26.0	x	26.6	x	27.2	x	27.8	x
2006E	521	14.4	x	15.8	x	16.2	x	16.6	x	17.0	x	17.4	x	17.8	x	18.2	x	18.6	x

EV/EBIT
2005E	221	34.0	x	37.2	x	38.1	x	39.0	x	40.0	x	40.9	x	41.8	x	42.8	x	43.7	x
2006E	364	20.6	x	22.6	x	23.1	x	23.7	x	24.3	x	24.8	x	25.4	x	26.0	x	26.5	x

Pro-Forma P/E 2006E
Team Case 2006E	1.40	26.0	x	28.5	x	29.2	x	29.9	x	30.6	x	31.3	x	32.0	x	32.8	x	33.5	x
IBES 2006E	1.77	20.6	x	22.6	x	23.2	x	23.7	x	24.3	x	24.9	x	25.4	x	26.0	x	26.6	x

Synergised Multiples 2005E
EBITDA	569	13.2	x	14.5	x	14.8	x	15.2	x	15.5	x	15.9	x	10.1	x	10.3	x	10.6	x
EBIT	442	17.0	x	18.6	x	19.1	x	19.6	x	20.0	x	20.5	x	11.7	x	12.0	x	12.2	x

Notes:

•      187.5m basic shares outstanding, 31.2m stock options outstanding with an average exercise price of $39.40.

•      $596m adjusted net debt ($1m net cash & investments, $(488)m Fluvirin litigation cost (after tax), $(10)m bond repayment premium (after tax), $(48)m est. value of minority interest, $(52)m other liabilities)

•      Tender Value reflects value of fully diluted shares less shares owned by Newcastle (79.32m shares).

Source: Team analysis

Analysis at Various Prices: IBES Projections

Offer Value per Share ($)		36.44		40.00		41.00		42.00		43.00		44.00		45.00		46.00		47.00
Premium to Current		0%		10%		13%		15%		18%		21%		23%		26%		29%
Premium to 3M Avg.		1%		11%		14%		16%		19%		22%		25%		27%		30%
Enterprise Value ($ m)		7,515		8,229		8,431		8,634		8,839		9,047		9,255		9,464		9,674
Equity Value ($ m)		6,919		7,633		7,836		8,038		8,243		8,451		8,660		8,869		9,079
Tender Value ($m)		4,029		4,461		4,584		4,707		4,833		4,961		5,090		5,220		5,351

EV/Sales (18 Brokers)
2005E	1,904	3.9	x	4.3	x	4.4	x	4.5	x	4.6	x	4.8	x	4.9	x	5.0	x	5.1	x
2006E	2,160	3.5	x	3.8	x	3.9	x	4.0	x	4.1	x	4.2	x	4.3	x	4.4	x	4.5	x

EV/EBITDA (3 Brokers)
2005E	363	20.7	x	22.7	x	23.2	x	23.8	x	24.3	x	24.9	x	25.5	x	26.1	x	26.6	x
2006E	491	15.3	x	16.8	x	17.2	x	17.6	x	18.0	x	18.4	x	18.9	x	19.3	x	19.7	x

Pro-Forma P/E (19 Brokers)
2006E	1.77	20.6	x	22.6	x	23.2	x	23.7	x	24.3	x	24.9	x	25.4	x	26.0	x	26.6	x
2007E	1.90	19.2	x	21.1	x	21.6	x	22.1	x	22.6	x	23.2	x	23.7	x	24.2	x	24.7	x

Synergised Multiples 2005E
EBITDA	584	12.9	x	14.1	x	14.4	x	14.8	x	15.1	x	15.5	x	9.8	x	10.0	x	10.2	x

Notes:

•      187.5m basic shares outstanding, 31.2m stock options outstanding with an average exercise price of $39.40.

•      $596m adjusted net debt ($1m net cash & investments, $(488)m Fluvirin litigation cost (after tax), $(10)m bond repayment premium (after tax), $(48)m est. value of minority interest, $(52)m other liabilities)

•      Tender Value reflects value of fully diluted shares less shares owned by Newcastle (79.32m shares).

Source:   Team analysis, IBES median estimates

Public Market Valuation

2006E P/E Ratio	2006E PEG Ratio

[CHART]	[CHART]

2007E P/E Ratio	2007E PEG Ratio

[CHART]	[CHART]

Source:  Factset as of 25-Oct-2005; SEC filings.

Valuation Methodology Applied by Research Analysts

At Announcement (31-Aug-2005)

Broker	Target Price	Methodology
AG Edwards	(37)	• P/E Multiple: 20x 2006 EPS of $1.85 (no formal target published)

Baird	37	• P/E Multiple: 20x 2006 EPS of $1.86

Citi	42	• P/E Multiple: 23x 2006 EPS of $1.80

CSFB	34	• No information

Deutsche Bank	38	• P/E Multiple: 14x 2006 EPS of $2.74
		• Currently trading at the low end of big cap comparables with 2006 P/E of 13x

Goldman Sachs		• Limited downside due to intrinsic value of $31/share (excludes flu vaccines)

Morgan Stanley	34	• P/E Multiple: 20x 2006 EPS of $1.71
		• Alternative: $34 DCF value with 8.49% WACC (9.4% cost of equity, 2.7% after-tax cost of debt), 9.0% projected growth, 3.2% perpetual growth)

Piper Jaffray	35	• P/E Multiple: 20x 2007 EPS of $1.97, and a 25% discount

Prudential	37	• P/E Multiple: 20x 2007E EPS of $2.14, and a 10% discount

DCF Valuation Summary

Team Case

($ in millions, except per share values)

[CHART]

		Blood		Other		Enterp.	Adj.	Equity	MenACWY	Tifacogin
	Vaccines	Testing	Biopharma	Royalties	Corporate	Value	Net Debt(1)	Value	Upside(2)	Upside(2)
Value/Share	16.50	13.80	10.30	2.60	(5.50)	37.70	(3.20)	34.50	11.30	12.40

Key Assumptions:
Vaccines:	Fluvirin and Other Vaccines 4.0% PGR after 2015, $2.3bn TV(NPV) (15,8x implied Exit P/E)
Blood Testing:	NAT business projected until 2023, no TV; Immunodiagnostics & Other projected until 2023, thereafter steady until 2039, no TV
Biopharma:	Segment projected until 2015, thereafter 4.5% terminal growth, $1.25bn TV(NPV) (17,0x implied Exit P/E)
Other Royalties:	Royalties and license fees included in “Other/Corporate” segment, forecasted until 2015, thereafter significant drop; no TV
Corporate:	Corporate SG&A and Capex, projected until 2015, thereafter 2.0% terminal growth, $(0.45)bn TV(NPV) (13.0x implied Exit P/E)

(1)   Adj. Net Debt includes est. $750m ($488m after tax) litigation cost related to Fluvirin; share count varies due to dilution from options

(2)   Sensitivities: Meningitis ACWY vaccine 0%/100% (base: 35%), Tifacogin POS 0%/100% (base: 10%)

Source: Team analysis

DCF Sensitivities

Management Case

($ in millions, except per share values)

Financial Sensitivities

	Enterprise Value ($)
	Terminal Multiple of 2010E EBITDA
	8.0 x	9.0 x	10.0 x	11.0 x	12.0 x
Discount Rate
15.0%	7,915.6	8,692.7	9,469.7	10,246.8	11,023.8
14.0%	8,237.5	9,049.2	9,861.0	10,672.7	11,484.4
13.0%	8,576.2	9,424.5	10,272.8	11,121.1	11,969.4
12.0%	8,932.9	9,819.7	10,706.5	11,593.4	12,480.2
11.0%	9,308.5	10,236.0	11,163.5	12,091.0	13,018.6

	Equity Value Per Share ($) (3)(4)
	Terminal Multiple of 2010E EBITDA
	8.0 x	9.0 x	10.0 x	11.0 x	12.0 x
Discount Rate
15.0%	41.61	45.22	48.83	52.44	56.06
14.0%	43.11	46.88	50.65	54.42	58.20
13.0%	44.68	48.62	52.57	56.51	60.45
12.0%	46.34	50.46	54.58	58.70	62.83
11.0%	48.08	52.40	56.71	61.02	65.33

Business Sensitivities

	Enterprise Value ($) (5)
	Change in Sales Growth
	(2.0)%	(1.0)%	0.0%	1.0%	2.0%
Change in EBIT Margin
(2.0)%	7,962.5	8,277.8	8,603.8	8,940.7	9,288.9
(1.0)%	8,241.8	8,567.8	8,904.7	9,253.0	9,612.9
0.0%	8,521.1	8,857.7	9,205.7	9,565.4	9,936.9
1.0%	8,800.5	9,147.7	9,506.7	9,877.7	10,261.0
2.0%	9,079.8	9,437.7	9,807.6	10,190.0	10,585.0

	Equity Value Per Share ($) (3)(4)(5)
	Change in Sales Growth
	(2.0)%	(1.0)%	0.0%	1.0%	2.0%
Change in EBIT Margin
(2.0)%	41.83	43.29	44.81	46.37	47.99
(1.0)%	43.13	44.64	46.21	47.83	49.50
0.0%	44.42	45.99	47.61	49.28	51.00
1.0%	45.72	47.34	49.00	50.73	52.51
2.0%	47.02	48.68	50.40	52.18	54.02

(1)  Projections as per Management as of 1 January 2005.

(2)  Free cash flow discounted to end of December 2005. Terminal value calculated as of fiscal year 2010.

(3)  Assumes net debt of $77.4 and 187.9 million basic shares outstanding as of 30 June 2005.

(4)  Assumes 27.3 million options outstanding with a weighted average strike price of $40.85 per share.

(5)  Assumes a 13.0% discount rate and a 10.0x EBITDA terminal multiple.

Summary Break-Up Valuation Consideration

		Value	Value /
Business	Metric	($mm)	Share ($)(1)	Comments
NAT	25.0-26.5x 2006E unlev. NI	2.3 – 2.4	11.90 – 12.60	• GenProbe P/E (29.4x 2006E); IBES 5yr Growth: 23% (Team: 22%) • Applying a 10-15% discount due to lack of franchise value
ImmunoDx JV	DCF	1.0 – 1.1	5.50 – 6.00	• Valued on DCF basis (cash flow until 2023, effectively a royalty)
Total Blood Testing		3.3 – 3.6	17.40 – 18.60

Total Vaccines	GSK/IDBE	1.9 – 2.3	10.00 – 12.00	• Valued based on transaction EBITDA multiples (13.8x 07E / 9.3x 08E)

BioPharma	15-16x 2006E unlev. NI	2.0 – 2.1	10.30 – 11.00	• Apply BigPharma P/E multiple to “normalized profit” (15% R&D)

Royalties & Other	DCF	1.0 – 1.0	5.10 – 5.30	• Blood Testing $1.80, Vaccines $0.40, BioPharma $0.70, Other $2.30

Corporate	15-16x 2006E NI	(1.1) – (1.1)	(5.50) – (5.90)	• Apply BigPharma P/E multiple

Total Enterprise Value		7.1 – 7.9	37.30 – 41.00

Net Debt		(0.1)	(0.60)	• Includes value adjustments (unearned revenues)

Litigation Liability		(0.5)	(2.50)	• Assuming $750m NPV of litigation liabilities

Total Equity Value		6.5 – 7.3	34.20 – 37.90

(1)  Assuming 191.5m diluted shares.

Summary Brokers Views on Break-up Value of Nevada

Broker	Blood Testing	Vaccines	Biopharmaceutical
AG Edwards	$18 – 21 per share	$7 – 9 per share	$12 – 15 per share
26-Oct-2005	• NAT: Apply Sales multiple for GenProbe • Ortho/J&J: 8-10x 2005E sales	• 2.5x to 3.0x 2005E sales; compares to Powderject Acquisition	• Betaseron: DCF • TOBI: $700m acq. price in ‘01 (low end) – 5.0x sales (high end) • Proluekin: 3.5x – 4.0x 2005Esales for a Biotech cancer product • Cubicin: 3.0x 2006 sales

Banc of America	$3 per share (Procleix); $8 per	$6 per share	$22 per share
17-Oct-2005	share (net cash & pipeline value) • 8x US peak sales: $168 mm • 35% EBITDA margin; 15% discount rate	• 8x US peak sales: $350 mm; 2x ROW peak sales: $200 mm • 35% EBITDA margin; 15% discount rate	• 2x US peak sales: $4,860 mm; 2x EU peak sales: $1,274 mm • 35% EBITDA margin; 15% discount rate

Merrill Lynch	$28 per share	$5 per share	$5 per share
06-Sep-2005	• 2006 EPS: $1.35 (P/E of 21.0x, PEG of 1.6x, 5-year growth rate of 13%	• “Not profitable”	• “Not profitable”

Lehman Brothers	$10 (Dx); $12 per share (Other)	$7 per share	$14 per share
06-Sep-2005	• 5-8x 2005E sales (Diagnostics)	• 3-5x 2005E sales	• 4-6x 2005E sales
• 5x 2005E sales (Other equal to total non-product sales revenues)

Thomas Weisel	$30 per share	$5 per share	$7 per share
01-Sep-2005	• 7.4x 2006E sales	• 2.0x 2006E sales	• 2.8x 2005E sales
	• 21.5x 2006E EBIT	• 10.0x 2006E EBIT	• 15.0x 2006E EBIT
	• 25.0x 2006E EPS	• 13.0x 2006E EPS	• 18.0x 2006E EPS

UBS	$19 per share	$7 per share	$6 per share
28-Jul-2005	• 5.0x 2005E sales	• 2.0x 2005E sales	• 2.0x 2005E sales

Valuation of Fluvirin and Vaccines Division

Based on ID Biomedical Transaction Multiples

($ in millions)

					Nevada		Nevada
			ID Biomedical		Fluvirin		Vaccines Division
			Transaction		Value ($mm)	Value per Share	Value ($mm)	Value per Share
Enterprise Value / Revenue
		Nevada
		Vaccines
	Fluvirin(1)	Division(1)
2007E	$230.4	$766.5	4.8	x	$1,098.8	$5.77	$3,655.5	$19.20
2008E	246.8	800.8	3.6		885.0	4.65	2,871.7	15.08

Enterprise Value / EBITDA
		Nevada
		Vaccines
	Fluvirin(1)	Division(1)
2007E	$66.8	$166.1	13.8	x	$924.0	$4.85	$2,296.9	$12.06
2008E	93.1	205.5	9.3		869.9	4.57	1,919.5	10.08

Enterprise Value / EBIT
		Nevada
		Vaccines
	Fluvirin(1)	Division(1)
2007E	$45.4	$47.7	16.7	x	$759.7	$3.99	$798.5	$4.19
2008E	66.1	71.0	10.6		699.6	3.67	751.5	3.95

Equity Value / Net Income
		Nevada
		Vaccines
	Fluvirin(1)	Division(1)
2007E	$34.0	$35.8	27.2	x	$924.8	$4.86	$972.8	$5.11
2008E	49.6	53.3	16.5		819.7	4.31	881.3	4.63

(1)  Assumes NewCastle Team Case.

Valuation of Blood Testing Division

Based on Gen-Probe Trading Multiples

($ in millions)

		Gen-Probe		Nevada Blood Testing Division
		Trading Multiples(2)		Value ($mm)	Value per Share(3)

Enterprise Value / Revenue(1)

2005E	$535.0	6.6	x	$3,552.4	$18.71
2006E	607.3	5.7		3,437.2	18.10
2007E	700.5	5.0		3,467.4	18.26

Enterprise Value / EBITDA(1)

2005E	$277.4	17.5	x	$4,848.6	$25.54
2006E	303.1	13.4		4,061.9	21.39
2007E	346.4	10.7		3,713.2	19.56

Enterprise Value / EBIT(1)

2005E	$270.1	22.7	x	$6,118.3	$32.22
2006E	295.3	15.6		4,606.4	24.26
2007E	337.9	NA		NA	NA

Equity Value / Net Income(1)

2005E	$202.6	36.9	x	$7,469.5	$39.34
2006E	221.5	27.8		6,152.2	32.40
2007E	253.4	23.3		5,891.9	31.03

(1)  Assumes NewCastle Team Case.

(2)  Per IBES median estimates.

(3)  Assumes 189.9 shares outstanding.

Grey Page

Pro-Forma Impact Analysis

	$40 Offer Price				$45 Offer Price
NewCastle Group Accretion / (Dilution)	2005E	2006E	2007E	2008E	2005E	2006E	2007E	2008E

NewCastle Pre-Transaction Net Income	5,886	6,887	7,636	8,688	5,886	6,887	7,636	8,688
Consolidation effect of existing 42%		-120	-120	-120		-120	-120	-120
NewCastle Revised Pre-Transaction Net Income	5,886	6,766	7,515	8,568	5,886	6,766	7,515	8,568
NewCastle Revised Pre-Transaction EPS	2.45	2.82	3.13	3.57	2.45	2.82	3.13	3.57

Target EBIT After-Tax (100%)	41	273	361	444	41	273	361	444
Income from Associates lost	-18	-116	-153	-188	-18	-116	-153	-188
After-Tax Synergies		60	105	165	0	60	105	165
After-Tax Interest Expense on Debt	-19	-75	-75	-75	-21	-85	-85	-85
Impact on Cash Earnings (pre-restruct. cost)	5	142	238	346	3	133	229	337
Pro Forma EPS	2.40	2.82	3.16	3.64	2.40	2.81	3.15	3.62
Accretion / (Dilution) to Cash Earnings	-2.0%	0.0%	1.0%	1.9%	-2.3%	-0.4%	0.6%	1.5%

Increm. Amortization (after tax)	-71	-164	-164	-164	-71	-164	-164	-164
Incremental Impact to IFRS Earnings (pre-restr.)	-66	-22	74	182	-68	-31	65	173
Pro Forma EPS	2.37	2.75	3.10	3.57	2.37	2.74	3.08	3.56
Accretion / (Dilution) to IFRS Earnings	-3.2%	-2.4%	-1.1%	0.0%	-3.5%	-2.8%	-1.5%	-0.4%

Post Restructuring Cost
Accretion / (Dilution) to Cash Earnings	-2.0%	-1.1%	0.5%	1.9%	-2.3%	-1.5%	0.1%	1.5%
Accretion / (Dilution) to IFRS Earnings	-3.2%	-3.5%	-1.6%	0.0%	-3.5%	-3.9%	-2.0%	-0.4%

Assumes Newcastle would fully consolidate Nevada regardless of transaction from Jan-2006, therefore only 58% of amortization included;

$5.25bn of the excess purchase price are allocated to identifiable intangible assets, amortized over 12 years;

$221m cost synergies, phased in 36%/64%/100% from 2006-08 and taxed with 25% effective rate;

Interest expense (5% pre-/3% post-tax) and amortization taxed at 35% statutory rate. Closing assumed on 30-Sep-2005;

Source: IBES consensus estimates for NewCastle Net Income, Newcastle Team Case for Nevada financials

Pro-Forma Impact Analysis

Before Transaction Related Charges

Offer Value per Share ($)	36.44	40.00	41.00	42.00	43.00	44.00	45.00	46.00	47.00

Premium to Current	0%	10%	13%	15%	18%	21%	23%	26%	29%
Premium to 3M Avg.	1%	11%	14%	16%	19%	22%	25%	27%	30%

Enterprise Value ($ m)	7,515	8,229	8,431	8,634	8,839	9,047	9,255	9,464	9,674
Equity Value ($ m)	6,919	7,633	7,836	8,038	8,243	8,451	8,660	8,869	9,079

Tender Value ($m)	4,029	4,461	4,584	4,707	4,833	4,961	5,090	5,220	5,351

	Cash EPS Accretion/Dilution (Pre Restr.)
0% Equity Contribution
2006E	—	1.0%	0.9%	0.9%	0.8%	0.8%	0.7%	0.7%	0.6%
2007E	—	2.2%	2.1%	2.1%	2.0%	2.0%	1.9%	1.9%	1.8%
2008E	—	3.2%	3.1%	3.1%	3.0%	3.0%	2.9%	2.9%	2.9%

50% Equity Contribution
2006E	—	(0.0)%	(0.1)%	(0.2)%	(0.3)%	(0.3)%	(0.4)%	(0.5)%	(0.6)%
2007E	—	1.0%	0.9%	0.9%	0.8%	0.7%	0.6%	0.5%	0.5%
2008E	—	1.9%	1.8%	1.7%	1.6%	1.6%	1.5%	1.4%	1.3%

100% Equity Contribution
2006E	—	(1.0)%	(1.1)%	(1.2)%	(1.3)%	(1.4)%	(1.5)%	(1.6)%	(1.7)%
2007E	—	(0.1)%	(0.2)%	(0.3)%	(0.4)%	(0.5)%	(0.6)%	(0.7)%	(0.8)%
2008E	—	0.6%	0.5%	0.4%	0.3%	0.2%	0.1%	0.0%	(0.1)%

Notes:

•      Assumes Newcastle would fully consolidate Nevada regardless of transaction from Jan-2006, therefore only 58% of amortization included;

•      $5.25bn of the excess purchase price are allocated to identifiable intangible assets, amortized over 12 years;

•      $221m cost synergies, phased in 36%/64%/100% from 2006-08 and taxed with 25% effective rate;

•      Interest expense (5% pre-/3% post-tax) and amortization taxed at 35% statutory rate. Closing assumed on 30-Sep-2005;

Source: IBES consensus estimates for Newcastle Net Income, Newcastle Team Case for Nevada financials

Pro-Forma Impact Analysis

Post Purchase Accounting Adjustments / Pre Restructuring Charges

Offer Value per Share ($)	36.44	40.00	41.00	42.00	43.00	44.00	45.00	46.00	47.00

Premium to Current	0%	10%	13%	15%	18%	21%	23%	26%	29%
Premium to 3M Avg.	1%	11%	14%	16%	19%	22%	25%	27%	30%
Enterprise Value ($m)	7,515	8,229	8,431	8,634	8,839	9,047	9,255	9,464	9,674
Equity Value ($m)	6,919	7,633	7,836	8,038	8,243	8,451	8,660	8,869	9,079
Tender Value ($m)	4,029	4,461	4,584	4,707	4,833	4,961	5,090	5,220	5,351

	Book EPS Accretion/Dilution (Pre Restr.)
0% Equity Contribution
2006E	—	(1.4)%	(1.5)%	(1.5)%	(1.6)%	(1.7)%	(1.7)%	(1.8)%	(1.8)%
2007E	—	(0.0)%	(0.1)%	(0.1)%	(0.2)%	(0.2)%	(0.3)%	(0.3)%	(0.4)%
2008E	—	1.2%	1.2%	1.2%	1.1%	1.1%	1.0%	1.0%	0.9%

50% Equity Contribution
2006E	—	(2.4)%	(2.5)%	(2.6)%	(2.6)%	(2.7)%	(2.8)%	(2.9)%	(3.0)%
2007E	—	(1.1)%	(1.2)%	(1.3)%	(1.4)%	(1.4)%	(1.5)%	(1.6)%	(1.7)%
2008E	—	(0.0)%	(0.1)%	(0.2)%	(0.2)%	(0.3)%	(0.4)%	(0.5)%	(0.5)%

100% Equity Contribution
2006E	—	(3.3)%	(3.4)%	(3.5)%	(3.6)%	(3.7)%	(3.8)%	(3.9)%	(4.0)%
2007E	—	(2.2)%	(2.3)%	(2.4)%	(2.5)%	(2.6)%	(2.7)%	(2.8)%	(2.9)%
2008E	—	(1.2)%	(1.3)%	(1.4)%	(1.5)%	(1.6)%	(1.7)%	(1.8)%	(1.9)%

Notes:

•      Assumes Newcastle would fully consolidate Nevada regardless of transaction from Jan-2006, therefore only 58% of amortization included;

•      $5.25bn of the excess purchase price are allocated to identifiable intangible assets, amortized over 12 years;

•      $221m cost synergies, phased in 36%/64%/100% from 2006-08 and taxed with 25% effective rate;

•      Interest expense (5% pre-/3% post-tax) and amortization taxed at 35% statutory rate. Closing assumed on 30-Sep-2005;

Source: IBES consensus estimates for Newcastle Net Income, Newcastle Team Case for Nevada financials

V.            Tactical Considerations

Overview of Tactical Considerations

Negotiating Framework	•	Approach to valuation
		•	Fundamental value (DCF vs. Sum-of-the-parts)
		•	Shareholder perspective (Institutions vs. Arbs)
	•	Validity of projections
		•	Management plan (Base case; Sensitivities)
		•	Team case
	•	Nevada update
		•	Key diligence questions
		•	Updated financial projections
		•	Lack of 2005 guidance

Tactical Approach	•	Negotiating roles
		•	Principals
		•	Bankers
	•	Valuation presentation
		•	Official bid/ask
		•	Bankers discussed range
	•	Sequencing
		•	Due diligence update
		•	Valuation approach
		•	Merger agreement negotiation
		•	Price negotiations

Timing	•	Board meeting(s)
	•	Disclosure requirements
	•	NewCastle preferred announcement date
	•	Pace of negotiations

Brokers’ Views on Take-out of Nevada

Post 3rd Quarter Earnings Announcement (25-Oct-2005)

	Pre-Announcement		Expected
Broker	Rec.	Target	Deal Price	Comments
Lehman Bros. 27-Oct-2005	Hold	$45	$45	•

The important issue short term is whether NewCastle will increase the $40 per share bid for the Nevada shares that it does not currently own. At the time of the initial bid, it was not certain – but was expected - that Nevada would actually be selling flu vaccine this season… we still believe that NewCastle is likely to increase its bid to about $45, an outcome already priced into CHIR shares at current levels

Bernstein 26-Oct-2005	Hold	$48	$45-$50	•

We believe this target price can be supported regardless of NewCastle’ actions, but continue to expect a further bid by NewCastle at a materially higher price than their initial $40 offer. Given Nevada’s improving prospects that bid may now need to be substantially higher… Nevada’s stock price is currently driven largely by the prospects for a materially higher bid by NewCastle. We believe such a bid is likely, and anticipate that it will be in the range of $45 to $50

UBS 26-Oct-2005	Under- perform	$40	—	•	The possible takeover by NewCastle has taken longer to resolve than we expected and has buoyed the stock in the face of, in our opinion, deteriorating fundamentals

SG Cowen 26-Oct-2005	—	—	—	•

Although the likelihood of a NewCastle acquisition may begin to wane over time, we believe NewCastle’s $40 per share offer sets a support level for Nevada shares… Although Nevada has rebuffed the offer as inadequate, we believe renegotiation discussions with NewCastle may be ongoing

AG Edwards 26-Oct-2005	Hold	—	“$46 is a fair ceiling”	•

We see relatively weak performance by Nevada, as demonstrated in this quarter as strengthening the hand of NewCastle in these negotiations… while $40 is a sensible price for a passive interest in the company, we believe a 15-20% premium is reasonable for a controlling interest and feel $46 is a fair ceiling

Thomas Weisel 25-Oct-2005	Hold	—	$43-$45	•

We believe the main focus of investors remains the potential for NewCastle to increase its original buy-out offer for Nevada. We continue to believe that a bid in the $43-45 range (3.8- 3.9x 2006E revenue) is necessary for a merger to be approved

Brokers’ Views on Take-out of Nevada

Post Revision of Fluvirin Guidance (17-Oct-2005)

	Pre-Announcement		Expected
Broker	Rec.	Target	Deal Price	Comments
Bernstein 18-Oct-2005	Hold	$48	$48-$50	•

We continue to anticipate that NewCastle will seek to complete its acquisition of Nevada, but also expect that to occur at a materially higher price than the company’s recent $40 offer. Given other deal activity in the sector we now believe a final price as high as $48 to $50 is likely Our new target price reflects the full value we believe exists for an acquirer in Nevada’s three businesses, with expected cost savings in SG&A and R&D of $50-75mm per year each

Baird 18-Oct-2005	Hold	$40	—	•	Our price target of $40 is based on NewCastle’ cash offer for the remaining shares of Nevada... We do not expect to see any other competing bids for Nevada

Banc of America 18-Oct-2005	Hold	$45	—	•

NewCastle’ offer does not fully reflect the value of the company. We believe that an offer of $45 per share could be the next bid but may not be enough to convince Nevada’s management in accepting the offer... We believe that it [NewCastle’s offer] was driven by the favorable results of the FDA’s inspection of Fluvirin’s manufacturing facility in August

AG Edwards 18-Oct-2005	Hold	—	“$46 is a fair ceiling”	•

NewCastle’ bid falls in the middle of our sum-of-the-parts valuation that ranges from a low-end of $36 per share to a high-end of $43 per share... while $40 is a sensible price for a passive interest in the company, we believe a 15-20% premium is reasonable for a controlling interest and feel $46 is a fair ceiling

Deutsche Bank 17-Oct-2005	Buy	$38	—	•

Although Nevada shares are currently trading above our price target, we note significant sector volatility and unusual circumstances surrounding NewCastle’ bid to acquire Nevada at $40 per share. Furthermore, we think a 14 multiple is justified given the recent string of manufacturing disappointments and resulting risk to our projected long-term EPS growth

UBS 17-Oct-2005	Under- perform	$40	—	•	We maintain our price target of $40, in-line with the NewCastle bid... If NewCastle were to withdraw its bid, we believe Nevada shares could trade back to pre-bid levels

JPMorgan 17-Oct-2005	Under- perform	—	—	•	We believe that despite trading in-line with its peers at 35x our 2005 estimate of $1.05, we believe the stock trades on a premium based on the potential for NewCastle to raise its offer

Brokers’ Views on Take-out of Nevada

Post Announcement of Offer (31-Aug-2005)

	Pre-Announcement		Expected
Broker	Rec.	Target	Deal Price	Comments
Bernstein 12-Sep-2005	Hold	—	$44-$46	•

Given our recent accretion analysis for NewCastle’ bid, we believe Newcastle is likely to persist in their bid up to a price of at least $50 per share for the remaining Nevada shares and our analysis of the testing business’ outlook and the comparables value of the vaccines business, both support such a higher bid

Lehman Bros. 09-Sep-2005	Hold	$36	$45	•

Our analysis of previous minority squeeze out deals and our sum of parts methodology both suggest that  the initial $40 per share offer for Nevada by NewCastle will get bumped to $45. We expect that to occur in the next two months

Merrill Lynch 06-Sep-2005	Sell	—	—	•

While Newcastle could raise its bid by a couple of dollars, it remains unclear whether a modestly higher bid would be adequate to Nevada’s board. In contrast, we estimate the fundamental fair value for the Nevada shares under current management is closer to $32-34. Thus, we believe Nevada shareholders would get more value and reduce risk through an all-cash acquisition by Newcastle than if existing management continued to run the business

SG Cowen 06-Sep-2005	[Buy]	[$40+]	“at least mid $40s”	•

We believe the board’s decision [to reject the offer] is justified and continue to view Nevada shares as worth at least mid $40s  assuming some contribution from Fluvirin... we think it likely that Newcastle will elect to counter with a higher

Thomas Weisel 06-Sep-2005	—	—	$43-$45	•

We believe an offer in the $43-45 range (3.8-3.9x 2006E revenue) is necessary for a merger to be approved. It is unclear whether Newcastle may up its bid or if another potential acquirer may step in. We believe a bidding war among possible suitors is unlikely

AG Edwards 02-Sep-2005	Hold	—	“$46 is a fair ceiling”	•

Newcastle has been a conservative acquirer so if the firm increases its bid for Nevada we do not expect a substantial premium. Our sum-of-the-parts valuation suggests that the company is fairly valued with a range of $37-$44 per share... we believe a 15-20% premium is reasonable for a controlling interest and feel $46 is a fair ceiling

Citigroup 01-Sep-2005	Hold	$42	—	•	We believe it is unlikely that there will be other offers/bidders as Newcastle already owns 42% of Nevada... and recommend taking profits at or above our target price of $42 per share

	Pre-Announcement		Expected
Broker	Rec.	Target	Deal Price	Comments
UBS 01-Sep-2005	Under- perform	$32	—	•

We believe that it is unlikely for Newcastle to significantly increase their $40 bid... (1) Nevada is a more of a financial than a strategic investment for NVS; (2) Nevada acquisition would come with some baggage, limiting NVS management tolerance for a higher acquisition premium; (3) Nevada acquisition could complicate NVS’s stated goal of merging with Roche in the future; (4) Independent Nevada Board members asked NVS to consider its plans for its investment in Nevada

JPMorgan 01-Sep-2005	Under- perform	—	—	•

We do not expect any bidding war for Nevada. We also would not rule out Nevada trying to seek alternative strategies in an attempt to remain somewhat independent. That said, we think a Newcastle acquisition is very likely the best outcome for Nevada shareholders

Harris Nesbitt 01-Sep-2005	Hold	—	$44-$46	•

In our view, the 10% premium to Nevada’s closing price yesterday is too low given that the stock is currently weighed down by flu vaccine concerns... Removing that uncertainty, our valuation is closer to $44-$46 per share. We believe the deal is more likely to get done closer to a 30% premium (~$47 per share) to yesterday’s closing price, a premium similar to what Nevada paid for PowderJect in 2003

Pricing Matrix

Offer Price($)		40		41		42		43		44		45		46

Premia Paid
Unaffected	36.44	9.8%		12.5%		15.3%		18.0%		20.7%		23.5%		26.2%
1 Week	36.18	10.6%		13.3%		16.1%		18.9%		21.6%		24.4%		27.1%
1 Month	36.18	10.5%		13.3%		16.1%		18.8%		21.6%		24.4%		27.1%
3 Months	36.07	10.9%		13.7%		16.4%		19.2%		22.0%		24.8%		27.5%
6 Months	36.22	10.4%		13.2%		16.0%		18.7%		21.5%		24.2%		27.0%
12 Months	35.61	12.3%		15.1%		17.9%		20.7%		23.6%		26.4%		29.2%

Post 15-Jul	36.11	10.8%		13.5%		16.3%		19.1%		21.8%		24.6%		27.4%
Post 15-Jun	35.93	11.3%		14.1%		16.9%		19.7%		22.5%		25.2%		28.0%
Post 2-Mar	36.08	10.9%		13.6%		16.4%		19.2%		21.9%		24.7%		27.5%
Post 13-Oct-04	34.65	15.4%		18.3%		21.2%		24.1%		27.0%		29.9%		32.7%

2006 P/E
2006E EPS
	1.60	25.0	x	25.6	x	26.3	x	26.9	x	27.5	x	28.1	x	28.8	x
	1.65	24.2	x	24.8	x	25.5	x	26.1	x	26.7	x	27.3	x	27.9	x
	1.70	23.5	x	24.1	x	24.7	x	25.3	x	25.9	x	26.5	x	27.1	x
I/B/E/S	1.75	22.9	x	23.4	x	24.0	x	24.6	x	25.1	x	25.7	x	26.3	x
	1.80	22.2	x	22.8	x	23.3	x	23.9	x	24.4	x	25.0	x	25.6	x
	1.85	21.6	x	22.2	x	22.7	x	23.2	x	23.8	x	24.3	x	24.9	x
	1.90	21.1	x	21.6	x	22.1	x	22.6	x	23.2	x	23.7	x	24.2	x

Note: IBES as of 31-Aug-2005

Premiums to Average Cost Basis

Top 10 Nevada Institutional Shareholders at Announcement

Current Price (26-Oct-2005)	$ 43.38

	Average
Price	Cost Basis	$ 40.00	$ 42.00	$ 44.00	$ 46.00	$ 48.00	$ 50.00
Citigroup	$39.47	1.3%	6.4%	11.5%	16.5%	21.6%	26.7%
Morgan Stanley	34.34	16.5%	22.3%	28.1%	33.9%	39.8%	45.6%
Barclays Bank	34.33	16.5%	22.3%	28.2%	34.0%	39.8%	45.6%
ValueAct Cap Partners	35.14	13.8%	19.5%	25.2%	30.9%	36.6%	42.3%
Sound Shore Management	35.11	13.9%	19.6%	25.3%	31.0%	36.7%	42.4%
State Street Corporation	39.70	0.7%	5.8%	10.8%	15.9%	20.9%	25.9%
Vanguard Group	40.61	(1.5)%	3.4%	8.3%	13.3%	18.2%	23.1%
T. Rowe Price Associates	34.05	17.5%	23.4%	29.2%	35.1%	41.0%	46.9%
Deutsche Bank	48.54	(17.6)%	(13.5)%	(9.4)%	(5.2)%	(1.1)%	3.0%
Northern Trust Corp	43.90	(8.9)%	(4.3)%	0.2%	4.8%	9.3%	13.9%

High	$48.54	17.5%	23.4%	29.2%	35.1%	41.0%	46.9%
Mean	38.52	5.2%	10.5%	15.8%	21.0%	26.3%	31.5%
Median	37.30	7.6%	13.0%	18.4%	23.7%	29.1%	34.5%
Low	34.05	(17.6)%	(13.5)%	(9.4)%	(5.2)%	(1.1)%	(3.0)%

Expected Value and Risk/Return

Spread Calculation (Return)

NewCastle Price (Ask)	$53.72
Nevada Price (Ask)	$42.66
Expected Closing Date	01/31/06
Expected Time to Closing in Years	0.26
Cash per Nevada	40.00
Exchange Ratio NewCastle per Nevada	0.0000
Deal Price	$40.00
Current Gross Spread	$(2.66)

Net Spread Calculation
Gross Spread	$(2.66)
Dividend Effect	—
Rebate Earned on NewCastle Short @ 2.00%	$0.00
Net Spread	$(2.66)

Annualized Return as a % of Nevada	-23.7%

Risk

NewCastle Pre-Announce Price	$48.75
Nevada Pre-Announce Price	$36.44
S&P Price	1,178.9
Announcement Date	08/31/05
NewCastle Beta	0.64
Nevada Beta	1.06
S&P on Announcement	1,220.33

Adjusted Risk Calculation
NewCastle Adjusted Price	$47.69
Nevada Adjusted Price	$29.50
Downside Risk	$13.16
Upside Risk	$0.00
Total Risk	$13.16

Breakeven Probability	125.3%
Risk/Reward	NM

Expected Value Calculation

		Transaction	Present	Expected
	Probability	Value	Value	Value
Current Bid	10.0%	$40.00	$39.34	$3.93
Improved Bid	40.0%	45.00	44.26	17.70
Improved Bid	25.0%	50.00	49.18	12.29
Failure	25.0%	36.00	35.41	8.85

Expected Value				$42.78

US Minority Buy-ins (Squeeze Out)

2002 - 2005YTD; > $100 Million Transaction Size

			At Announcem.			Premium Paid (%)
Date			%	%		1 Week	1 Day	4 Weeks
Announced	Target Name	Acquiror Name	Held	Sought	Value	Prior	Prior	Prior	Cash/ Stock
					($mil)
10-Oct-05	Micro Therapeutics Inc	ev3 Inc	69.9	30.1	116	40.8	33.0	31.7	Stock Only
12-Sep-05	WFS Financial Inc	Wachovia Corp,Charlotte,NC	84.0	16.0	486	11.5	13.8	28.2	Stock Only
1-Sep-05	7-Eleven Inc	IYG Holding Co	69.7	30.3	1,117	13.6	14.7	(1.1)	Cash Only
3-Mar-05	Siliconix Inc	Vishay Intertechnology Inc	80.4	19.6	231	39.0	36.5	28.9	Stock Only
21-Feb-05	Eon Labs Inc	Novartis AG	66.4	33.6	933	7.8	11.0	23.5	Cash Only
27-Jan-05	Genencor International Inc	Danisco A/S	84.0	16.0	184	22.4	23.9	15.8	Cash Only
18-Jan-05	UnitedGlobalCom Inc	Liberty Media Intl Inc	52.2	47.8	3,576	3.5	(0.6)	0.2	Mixed
10-Jan-05	Fox Entertainment Group Inc	News Corp Inc	76.6	23.4	6,874	7.0	7.4	11.6	Stock Only
2-Aug-04	Cox Communications Inc	Cox Enterprises Inc	61.4	38.6	8,390	24.6	26.0	25.2	Cash Only
24-May-04	WFS Financial Inc	Westcorp	84.0	14.0	310	6.2	3.5	5.1	Cash Only
15-Jan-04	Phosphate Resource Partners LP	IMC Global Inc	51.6	48.4	111	12.1	2.7	16.8	Stock Only
7-Nov-03	barnesandnoble.com Inc	Barnes & Noble Inc	74.8	25.2	122	32.6	35.6	27.1	Cash Only
2-Jun-03	Ribapharm Inc	ICN Pharmaceuticals Inc	79.6	20.4	187	23.8	23.0	50.2	Cash Only
23-May-03	Fidelity Natl Info Solutions	Fidelity Natl Finl Inc	57.2	42.8	392	24.8	24.1	37.3	Stock Only
10-Apr-03	Hotels.com	USA Interactive	62.3	37.7	1,237	9.8	13.0	28.0	Stock Only
20-Aug-02	Pure Resources Inc	Union Oil Co of California	57.9	42.1	434	27.0	20.7	22.4	Stock Only
26-Jul-02	International Specialty Prods	Samuel J Heyman	77.9	22.1	138	1.7	4.3	33.8	Cash Only
26-Jul-02	Tremont Corp	Valhi Inc	64.6	35.4	127	114.6	96.4	118.8	Stock Only
17-Jun-02	Fortress Group Inc	Lennar Corp	73.1	26.9	112	18.7	16.8	20.7	Cash Only
18-Mar-02	McAfee.com Corp	Network Associates Inc	68.5	31.5	230	(11.3)	(0.7)	(5.1)	Mixed
19-Feb-02	Travelocity.com Inc	Sabre Holdings Corp	65.5	34.5	447	40.3	45.8	22.5	Cash Only
15-Feb-02	NRG Energy Inc	Xcel Energy Inc	73.0	27.0	673	34.0	28.6	(3.1)	Stock Only
4-Feb-02	Intimate Brands Inc(Limited)	Limited Inc	81.8	18.2	1,645	18.0	10.2	24.8	Stock Only

	2002-2005YTD	Median	69.9	30.1		18.7	16.8	23.5
		Mean	70.3	29.6		22.7	21.3	24.5
		Low	51.6	14.0		(11.3)	(0.7)	(5.1)
		High	84.0	48.4		114.6	96.4	118.8

Premium Analysis

Biotech Transactions >$100mm, 2001 – 2005YTD

			Enterprise	LTM		Premium to	Premium to
Date			Consideration	Sales		1 day prior	20 days prior	Cash or
Announced	Acquiror	Target	($ mm) (a)	Multiple		Price (%)	Price (%)	Stock
07-Sep-2005	GlaxoSmithKline	ID Biomedial	$1,917.6	25.5	x	13.5%	43.5%	Cash
19-Aug-2005	OSI Pharmaceuticals	Eyetech (Pending)	935.0	8.0		43.0%	64.1%	Cash / Stock
16-Jun-2005	Pfizer	Vicuron (Pending)	1,900.0	219.9		83.5%	73.0%	Cash
01-May-2005	Genzyme	Bone Care (Pending)	536.1	12.3		34.8%	24.6%	Cash
01-Apr-2005	GlaxoSmithKline	Corixa (Pending)	333.5	13.4		(4.2)%	51.7%	Cash
01-Apr-2005	Shire Pharmaceuticals	Transkryotic Therapies (Pending)	1,400.0	14.5		21.6%	49.4%	Cash
14-Jun-2004	QLT	Atrix Laboratories	753.0	13.6		27.2%	27.6%	Cash / Stock
18-May-2004	UCB	Celltech	2,445.2	4.2		27.6%	22.0%	Cash
29-Mar-2004	Amgen (e)	Tularik	1,291.0	37.0		47.1%	33.0%	Stock
26-Feb-2004	Genzyme	ILEX Oncology	947.4	27.2		25.0%	10.5%	Stock
19-Dec-2003	Pfizer	Esperion Therapeutics	1,170.6	N.A.		54.2%	62.0%	Cash
21-Nov-2003	Eli Lilly	Applied Molecular Evolution	380.9	45.4		53.1%	56.0%	Cash / Stock
04-Aug-2003	Genzyme	SangStat	528.4	4.2		45.3%	53.6%	Cash
23-Jun-2003	IDEC Pharmaceuticals	Biogen	5,943.5	5.0		2.3%	10.7%	Stock
17-Jun-2003	Cell Therapeutics	Novuspharma	141.5	21.4		35.1%	68.3%	Stock
20-May-2003	Chiron	PowderJect Pharmaceuticals	786.0	4.3		3.8%	17.6%	Cash
26-Feb-2003	Celltech	Oxford GlycoSciences	160.5	9.8		19.3%	26.4%	Cash
20-Feb-2003	NPS Pharmaceuticals	Enzon Pharmaceuticals	1,021.4	5.5		26.0%	(5.1)%	Stock
10-Feb-2003	Johnson & Johnson	Scios	2,332.7	30.2		6.6%	25.0%	Cash
04-Dec-2002	Gilead Sciences	Triangle Pharmaceuticals	464.0	26.3		33.3%	71.9%	Cash
31-Jul-2002	Versicor	Biosearch Italia	151.6	22.4		34.7%	74.7%	Stock
26-Jun-2002	Serono	Genset	106.4	6.1		116.0%	189.9%	Cash
23-May-2002	Berna Biotech	Rhein Biotech	250.2	3.3		28.6%	67.2%	Cash / Stock
17-Dec-2001	Amgen	Immunex	15,883.9	16.5		13.8%	5.3%	Cash / Stock
06-Dec-2001	Millennium Pharmaceuticals	COR Therapeutics	1,980.8	15.8		77.3%	66.3%	Stock
03-Dec-2001	MedImmune	Aviron	1,412.5	41.8		28.0%	45.7%	Stock
19-Nov-2001	Exelixis	Genomica	110.0	72.1		41.3%	72.2%	Stock
19-Sep-2001	Bristol-Myers Squibb	ImClone (19.9%)	1,015.3	176.2		40.0%	57.0%	Cash
13-Jun-2001	Celera Genomics	Axys Pharmaceuticals	174.4	20.2		34.8%	52.5%	Stock
29-May-2001	Sequenom	Gemini Genomics	176.3	111.7		26.3%	84.6%	Stock
11-May-2001	Merck & Co.	Rosetta Inpharmatics	458.2	31.4		81.6%	131.0%	Stock
30-Apr-2001	Vertex Pharmaceuticals	Aurora Biosciences	467.0	7.1		44.5%	59.6%	Stock
27-Mar-2001	Johnson & Johnson	ALZA	10,506.0	9.7		39.2%	1.4%	Stock

		Mean	1,760.0	33.2		36.5%	51.3%
		Median	786.0	16.2		34.7%	52.5%

Note: Deals marked as “Pending” are based on preliminary information. Transaction information may change as a result of new information around closing. EBIT & EBITDA multiples exclude non-recurring charges

(a)   Foreign company valuations converted to $US using the applicable exchange rate on date of announcement.

(b)   Cephalon-Salmedix enterprise value includes $160mm up front purchase price and $40mm earn out contingent on regulatory milestones.

(c)   Terms for the Pfizer-Idun transaction were not publicly disclosed.

(d)   $190mm purchase price includes $10mm upfront, plus $145mm cash over next 5 years and $20mm in stock in 2009 (based on future stock price). BioMarin will also assume $15mm in liabilities of Medicis.

Sales and EBIT multiples based on 2004E Orapred sales and 30% EBIT margin per Wall St. Research.

(e)   Amgen acquired the remaining 78.7% interest or 52.7mm shares which it did not already own in Tularik for $25 in common stock per share.

Appendix A: Review of Key Products

Broker Views on Selected Products: Fluvirin / Flu Vaccines

($ in millions)

	Peak	Annual Estimated Sales
Broker	Sales	2004A	2005E	2006E	2007E	2008E	2009E	2010E
CSFB	$0	$153	$169	$472	$625
Goldman Sachs	0	153	243	414	491
Merrill Lynch	0	153	171	417	441	467
Morgan Stanley	0	153	266	322	319
Piper Jaffray	0	153	203	388	497	570	648
Robert Baird	0	153	242	338
SG Cowen	0	153	210	450	550	625	690	720
Smith Barney (Citi)	0	153
UBS	0	153	199	354	399
Median	$0	$153	$207	$401	$491	$570	$669	$720
Management Case		$153		$547	$590	$657	$687	$740
Team Case	$0	$153	$153	$292	$400	$425	$451	$529

Broker Views

•      Market Consensus for 2005/06: Nevada will return to the market with 18m doses and generate $160m sales (median values)

•      Morgan Stanley: Streets expectations for Fluvirin’s return this year are high, and we believe there is little upside left from a positive opinion. Our long-term view remains that this market is under considerable competitive threats…We believe Nevada’s long-term competitive position in the flu vaccine market has deteriorated significantly over the past year with the numerous issues

•      CSFB: Looking beyond next flu season, increasing competition in the flu vaccine market could depress Fluvirin demand and margins. Among US market entrants that we expect in the 2005-07 timeframe: Solvay, Baxter, ID Biomedical, GSK, and Protein Sciences

•      Lehman Bros: We believe that the previously anticipated growth and profitability expected with the US flu vaccine business will never be achievable…We think that the overall unit volume growth in the US over the next several years will not achieve the 16% compound growth achieved in the 90’s.

	2005E Flu Vaccines		2005E Flu Vaccines
	Pre Offer Announcement		Post 3Q Announcement
Broker	Fluvirin Doses	Flu Sales	Fluvirin Doses	Flu Sales
A. G. Edwards	18m		12m	$125
Bernstein & Co				198
CSFB	20m	169
Deutsche Bank	22m		13m
Goldman Sachs	18m	243	15m	171
J.P. Morgan			10m	215
Lehman Brothers			12-15m
Merrill Lynch		253	15m
Morgan Stanley		266
Piper Jaffray		300	10m	203
Robert W. Baird		316		242
S.G. Cowen		298		210
UBS	15m	228	15m	199
Median	18m	260	13m	201
Company Guidance (At Announcement)	18-26m		<18m	NA

Broker Views on Selected Products: Tifacogin

Product Background

•      A coagulation inhibitor (Recombinant Tissue Factor Pathway Inhibitor, or TFPI)

•      Currently in Phase III development for severe community-acquired pneumonia (CAP)

•      CAB is a severe condition requiring ICU admission (30% mortality), affecting 300k patients p.a. in the US

•      Compound was previously in development for sepsis, but failed to show efficacy

•      Previously co-developed with Pfizer; in October 2003, Nevada acquired all rights to the compound

Broker Views

•      No research analyst has the compound included in their projection

•      A.G. Edwards: We believe the market generally feels that Nevada will fail in its effort to prove Tifacogin will help Community acquired Pneumonia (CAP) patients given that the drug failed to show efficacy in a 2001 sepsis trial known asthe OPTIMIST study. However, given the size of the CAP market, should the trial be successful we estimate the positive value increase to be roughly $2-$6 per share; Peak Sales Estimate: $680m

•      CSFB: We assign a low probability of success to a Phase 3 tifacogin CAP study (interim analysis Q4:05E)

•      Deutsche Bank: Is currently in Phase III trials (2100 patients), with an interim safety and futility analysis by the Data Monitoring Board expected in 2H05 and expected to complete patient enrollment in YE06

•      Morgan Stanley: We view this as a high-risk trial and are currently not including Tifacogin in our estimates

•      Lehman Bros. (Pharma Book): $300m peak sales (2014); Launch 20008; PoS 25%

Broker Views on Selected Products: Meningitis Vaccines

($ in millions)

	Peak	Annual Estimated Sales
Broker	Sales	2004A	2005E	2006E	2007E	2008E	2009E	2010E
CSFB	—	$28	$56	$50	$60	$70
Goldman Sachs	—	28	43	38	34
Merrill Lynch	—	28	44	35	35	34
Morgan Stanley	—	28	43	33	33	312	546	749
Piper Jaffray	—	28	46	25	25	20	15
Robert Baird	1,000	28	46	50
SG Cowen	—	28	44	40	40	40	50	50
Smith Barney (Citi)	1,400
UBS	—	28	46	50	65
Median	$1,200	$28	$45	$39	$35	$40	$50	$399
Management Case
Team Case	$446	—	—	—	—	—	$116	$225

Selected Comments:

•      Deutsche Bank: Meningococcal vaccine revenue of $13.6 million (up 171.2% year-over-year) was meaningfully higher than our estimate of $6.0 million, relating to MenZB (meningitis B vaccine) sales to New Zealand’s Ministry of Health

•      Robert Baird: We see the ACWY meningococcal vaccine being a possible $1 billion opportunity toward the end of the decade

•      SmithBarney: According to Nevada, the potential market opportunity for the worldwide meningitis franchise is approximately $2 billion with the U.S. and European markets representing approximately $1 billion

Betaseron Projections: Management Case

($ in millions)

[CHART]

Note:  2005 Nevada amount is extrapolation based on H12005 growth rate over H12004 applied to 2004A.

Broker Views on Selected Products: Betaseron

($ in millions)

	Peak	Annual Estimated Sales
Broker	Sales	2004A	2005E	2006E	2007E	2008E	2009E	2010E
A.G. Edwards	—	$131	$140
CSFB	131	131	129	122	116	110
Goldman Sachs	—	131	137	126	119
Merrill Lynch	—	131	138	135	131	127
Morgan Stanley	—	131	125	128	135	136	138	139
Piper Jaffray	—	131	141	144	148	362	363
Robert Baird	—	131	139	153
SG Cowen	—	131	138	145	150	160	165	170
Smith Barney (Citi)	—	131	134
UBS	—	131	142	150	155
Median	$131	$131	$138	$139	$135	$136	$165	$155
Management Case		$131		$177	$172	$177	$188	$201
Team Case	$143	$131	$134	$139	$143	$143	$136	$122

Selected Comments:

•      A.G. Edwards: While our belief is that Betaseron sales will experience some growth we think that the share price could see a $1-$2 drop should Betaseron sales decline and could rise $1-$2 if 2005 Betaseron sales show modest growth

•      Deutsche Bank: Revenue of $38.1 million (up 20.6% yearover- year) were significantly above our estimate of $25.5 million, related to inventory ordering patterns, an 8% price increase in December 2004 and a growing multiple sclerosis market

•      SmithBarney: Betaseron sales of $38.1 million (excluding royalty payments on Betaferon of $16.9 million) for the second quarter were higher than our estimate of $31.9 million. Our Betaseron sales estimate is revised to $134 million from $128 million for fiscal 2005

Proleukin Projections: Management Case

($ in millions)

[CHART]

Note:  2005 Nevada amount is extrapolation based on H12005 growth rate over H12004 applied to 2004A.

Broker Views on Selected Products: Proleukin

($ in millions)

	Peak	Annual Estimated Sales
Broker	Sales	2004A	2005E	2006E	2007E	2008E	2009E	2010E
CSFB	—	$129	$132	$150	$160	$170
Goldman Sachs	—	129	122	115	108
Merrill Lynch	—	129	138	135	131	127
Morgan Stanley	—	129	129	136	138	141	144	147
Piper Jaffray	—	129	121	114	107	101	95
Robert Baird	130	129	123	118
SG Cowen	130	129	125	130	130	130	130	1,303
Smith Barney (Citi)	—	129	125
UBS	—	129	124	126	128
Median	$130	$129	$125	$128	$130	$130	$130	$725
Management Case	$154	$129		$143	$151	$154	$145	$130
Team Case	$138	$129	$133	$135	$138	$107	$83	$58

Selected Comments:

•      Deutsche Bank: Is currently in Phase III trials (2100 patients), with an interim safety and futility analysis by the Data Monitoring Board expected in 2H05 and expected to complete patient enrollment in YE06

•      SmithBarney: Proleukin sales totaled $31.7 million for the quarter, lower than our forecasts of $35.8 million, due to the decrease in patient demand in the U.S as a result of increased competition. Nevada indicated it implemented a price increase of 3% as of June 2005. We have revised our Proleukin sales estimates to $125 million from $129 million for fiscal 2005

Broker Views on Selected Products: Pulminiq

($ in millions)

	Peak	Annual Estimated Sales
Broker	Sales	2004A	2005E	2006E	2007E	2008E	2009E	2010E
CSFB	—	—	—	—	—	—	—	—
Morgan Stanley	—	—	—	—	—	—	—	—
SG Cowen	—	—	—	25	40	60	70	80
Smith Barney (Citi)	$40-75	—	—	—	—	—	—	—
Median	—	—	—	—	—	—	—	—
Management Case		$0	$0	$21	$65	$103	$119	$123
Team Case	$0	$0	$0	$0	$0	$0	$0	$0

Selected Comments:

•      CSFB: We do not include PULMINIQ in our CHIR operating model. If approved, we view lung transplant as a tiny market opportunity

•      Deutsche Bank: Following FDA’s determination that additional clinical data would be required for approval, is the subject of ongoing internal research discussions. We believe management will likely conduct a feasibility and cost analysis before embarking on further clinical trials

•      SmithBarney: We believe Nevada is proceeding cautiously due to the relatively small market opportunity for this product (~$40 million to $75 million), and we await a further update in the near-term. We expect Nevada may meet with the FDA again before making a final decision on Pulminiq’s future. We have yet to include any sales of Pulminiq in our financial model

Appendix B: Nevada Capital Structure

Nevada Balance Sheet

($ in millions)

	(Unaudited)(1)
	30-Sep-05	31-Dec-04
Current Assets:
Cash and Cash Equivalents	$580.1	$603.6
Accounts Receivable	383.9	402.1
Inventories	268.6	221.2
Current Net Deferred Income Tax Asset		71.3
Derivative Financial Intruments		5.0
Other Current Assets	209.5	90.9
Total Current Assets	1,442.1	1,394.0

Non-current Investments	437.7	409.4
PP&E, net	824.1	799.4
Purchased Technologies, net		216.0
Goodwill		861.4
Other Intangible Assets, net		457.7
Investments in Equity Securities		101.0
Non-current Notes Receivable		7.5
Other Current and Non-Current Assets	1,512.9	59.1

Total Non-Current Assets	2,337.0	2,502.0

Total Assets	$4,216.8	$4,305.5

	(Unaudited)(1)
	30-Sep-05	31-Dec-04
Current Liabilities:
Accounts Payable		$129.9
Accrued Expenses		79.1
Current Portion of Long-term Debt		2.7
Current Portion of Unearned Revenue		35.7
Income Taxes Payable		16.4
Other Current Liabilities		170.7
Total Current Liabiliities	459.5	434.4

Long-term Debt	1,095.2	1,093.6
Other Non-Current liabilities	141.4	175.8
Total Liabilities	1,696.1	1,703.7

Common Stock		1.9
Additional Paid-in Capital		2,527.7
Deferred Stock Compensation		(13.8)
Accumulated Deficit & Income, net		318.6
Treasury Stock		(232.6)
Shareholders Equity	2,520.7	2,601.8

Total Liabilities and Equity	$4,216.8	$4,305.5

(1)  Unaudited data per 25-Oct-2005 press release.

Analysis of Nevada Debt Instruments

Converts & LYONs(1)

		2 3/4% Convertible		1 5/8% Convertible		LYONs

	•	$385 million	•	$500 million	•	$80.1 million
Description of	•	Coupon of 2.750%	•	Coupon of 1.625%	•	Coupon of 0.000%
Instrument	•	Due June 2034	•	Due August 2033	•	Due June 2031
	•	Conversion Price of $67.00 per Share	•	Conversion Price of	•	Price at Issue of $55.05
				$68.44 per Share	•	Next Put June 2006
	•	Parity at 56.19	•	Parity at 55.01	•	Put Price of $60.80
	•	Trading at 98.50	•	Trading at 97.75	•	Parity at 30.55
					•	Trading at 58.63

	•	Convert for Shares plus	•	Convert for Shares	•	Put for accreted value
Treatment of Change		makewhole	•	Put for Par
in Control	•	Put for Par plus
makewhole

	•	Below $67.00 per share;	•	Below $68.44 per share; put for par	•	Below $82.56 per share; put for accreted value
Likely Treatment		put for par plus makewhole
payment

	•	Put: $385 million	•	Put: $500 million	•	Put: $47.7 million
Cost to NewCastle at	•	Makewhole: $0.5 million	•	Total Cost: $500 million	•	Total Cost: $47.7million
$45.00 / share	•	Total Cost: $400 million

(1)  Trading data and parity as of 27-Oct-2005.

Appendix C: Key Management & Director Profiles

Key Management & Director Profiles

Name		Experience
Vaughn D. Bryson Director since June 1997	•

32-year employee of Eli Lilly and Company, where he served as President and Chief Executive Officer (1991 - June 1993), Executive Vice President (1986 – 1991) and a member of the board of directors of Lilly from 1984 until his retirement in 1993

	•	Vice Chairman of Vector Securities International, a healthcare focused investment banking firm (April 1994 - December 1996)
	•	Director of Ariad Pharmaceuticals, Inc. (February 1995 – May 2003) and Quintiles Transnational Corporation
	•	Graduated from the University of North Carolina and remains an active and substantial donor to the university

J. Richard Fredericks Director since February 2003	•	Served as United States Ambassador to Switzerland and Liechtenstein from 1999 to 2001
•

Currently serves as Chairman of Dionis Capital, a New York based-hedge fund focusing on the financial services industry; a Managing Director of Main Management, a money management firm which invests exclusively in Exchange Traded Funds; and an Entrepreneur in Residence at Weston Presidio, a venture capital firm

•

Joined Montgomery Securities (now Banc of America Securities) as a partner in 1977 and later became Senior Managing Director in Investmet Research, covering the banking and financial services area. In 1995 he changed roles to oversee the firm’s investment banking effort for the financial industry in the areas of commercial banking, thrifts, and financial technology

	•	Began his career with Dean Witter in 1970 as a securities analyst and joined Shuman, Agnew and Company five years later as a partner in the same capacity

Pieter J. Strijkert, M.D. Director since 1987	•	Chairman of the Board of Crucell N.V.
	•	Member of the Management Board of Gist-Brocades N.V., a fermentation and pharmaceutical company headquartered in The Netherlands, (1985 – 1995)

•

Director of Paratek Pharmaceuticals, Inc. (1998 – present); Chairman of the supervisory boards of deVGen N.V. and PamGene B.V. (2000 –2003); Chairman of the supervisory boards of IntroGene (1994 – 2000) and U-BiSys (1998 - 2000)

Lewis W. Coleman Director since 1991	•	President of the Gordon and Betty Moore Foundation in San Francisco, CA, an educational and scientific research foundation
•

Former Chairman and Executive Committee member of Banc of America Securities, formerly Montgomery Securities (1998 – 2000). Spent 10 years at BankAmerica Corporation in San Francisco where he served as Chief Credit Officer in the wholesale banking division, then Head of Capital Markets, responsible for all trading activity. He also served as Head of the World Banking Group before becoming Bank of America’s Vice Chairman of the Board and Chief Financial Officer

	•	Spent 13 years with Wells Fargo & Co. in wholesale and retail banking; departed as Chairman of the Credit Policy Committee
	•	Director of Northrup Grumman Corp
	•	Serves on numerous private company and civic boards and is actively involved in community affairs in San Francisco.

Ed Penhoet, PhD. Co-Founder, CEO 1981 to 1998	•	President of the Gordon and Betty Moore Foundation.
	•	Director of Alta Partners since 2000. Helped fund Biovitrum, Eyetech, Metabolex, Renovis, Scynexis and Zymogenetics.
	•	Former President and Chief Executive Officer of Nevada from the time he co-founded the company in 1981 until April 1998.
•

For 10 years prior to founding Nevada, Ed was a faculty member of the Biochemistry Department of the University of California, Berkeley. Ed is the immediate past Dean of the School of Public Health at the University of California, Berkeley. He is a member of the Institute of Medicine of the National Academy of Sciences and has co-authored more than 50 scientific articles and papers. Ed earned his A.B. in Biology from Stanford University in 1963 and his Ph.D. in Biochemistry from the University of Washington in 1968. He was a post-doctoral fellow at the University of California, San Diego, from 1968 to 1970.

Denise M. O’Leary Director in September 2002	•	General Partner at Menlo Ventures, a private venture capital firm (1987 – 1997)
	•	Director of American West Holdings Corporation and Medtronic, Inc. Previously served on the Board of Directors of ALZA Corporation and Del Monte Foods Company

	•	Trustee of Stanford University and Chair of the Board of Stanford Hospital and Clinics
	•	A member of the Board of Directors of Lucile Packard Children’s Hospital at Stanford